Exhibit 7.1

November 13, 2009

Audit • Tax • Advisory

Grant Thornton LLP
Allison H. Abraham	155 N 400 W, Suite 500
Audit Committee Chairwoman	Salt Lake City, UT 84103-1141
Overstock.com, Inc.	T 801.531.6888
6350 South 3000 East	F 801.322.0061
Salt Lake City, Utah 84121	www.GrantThornton.com

Dear Ms. Abraham:

Earlier today you contacted Gordy Haycock and indicated that Overstock.com, Inc. was terminating the client-auditor relationship with Grant Thornton LLP.  As required by PCAOB Rule 3400T, I have attached notification to you and the Office of the Chief Accountant of the SEC that the client-auditor relationship has ceased.

In addition, as we have discussed, we are advising Overstock.com, Inc. that disclosure should be made or action should be taken to prevent future reliance on its March 31, 2009 financial statements and June 30, 2009 financial statements filed in its respective Form 10-Qs.

Sincerely,

cc:	Stephen J. Chestnut, Sr. Vice President Finance, Overstock.com, Inc,
Jonathan E. Johnson, President and Corporate Secretary, Overstock.com, Inc.

Grant Thornton LLP,

U.S. member firm, of Grant Thornton International Ltd